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                                                                EXHIBIT 2.2


                                        AMENDMENT

     This Amendment is executed on April 21, 1998 and effective as of December 18, 1997.

           WHEREAS, C. Brewer Homes, Inc. ("Homes") and Mauna Loa Macadamia Partners, L.P. (the "Partnership") are parties to that certain Amended and Restated Agreement and Plan of Merger made and entered into as of the 18th day of December, 1997 (the "Merger Agreement");

          WHEREAS,Homes and the Partnership desire to amend Section 13.1(e) of Merger Agreement.

          NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Partnership and Homes agree as follows:

          1. Section 13.1(e) of the Merger Agreement is hereby amended to read in its entirety as follows;

          (e) by the Partnership or the Corporation, if the Board of Directors of the Corporation or of the General Partner of the Partnership so determines, in the event that the Merger is not consummated on or prior to August 31, 1998, provided, however, that a party shall not be entitled to terminate this Agreement pursuant to this
     Section 13.1(c) if the failure to consummate the Merger by such time is due to the breach of any representation, warranty or agreement in this Agreement by the party seeking to terminate;

         2. The foregoing amendment shall be incorporated into the Merger Agreement effective as of December 18, 1997.

         IN WITNESS WHEREOF, the parties have duly executed this Amendment.

MAUNA LOA MACADAMIA                C. BREWER HOMES, INC.
PARTNERS, L.P.


By /s/ Kent T. Lucien              By /s/ Seth A. Bakes
   -------------------------          -------------------------
   Name: Kent T. Lucien               Name: Seth A. Bakes
   Title: President                   Title: President